EX-28.m.1

DISTRIBUTION AND SERVICE PLAN
The following Distribution and Service Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “1940 Act”), by DFA Investment Dimensions Group Inc. and Dimensional Investment Group Inc. (each, a “Fund” and together, the “Funds”), separately for each class (each, a “Class”) of each series of the Funds, each as identified on Schedule A, as amended from time to time (each, a “Series”), which Classes, Series, and Funds may do business under these or such other names as the Boards of Directors of the Funds may designate from time to time.  The Plan has been approved by a majority of the Boards of Directors of the Funds, including a majority of the Directors who are not interested persons of the Funds and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related thereto (“non-interested Directors”), cast in person at a meeting called for the purpose of voting on such Plan.  Such approval by the Directors included a determination that in the exercise of reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit each such Class of each Series and its respective shareholders.

The Funds are corporations organized under the laws of the State of Maryland, are authorized to issue different series of securities, and are open-end management investment companies registered under the 1940 Act.  DFA Securities LLC (the “Distributor”) is the principal underwriter for the Series’ shares pursuant to the Distribution Agreement between the Distributor and each Fund on behalf of each Series (each, a “Distribution Agreement”).

The Plan provides that:

l. Each Fund shall pay to the Distributor, out of the assets of a particular Class of a Series, a monthly fee not to exceed the fee rate set forth on Schedule A for such Class of the Series as may be determined by the applicable Fund’s Board of Directors from time to time.

2. The Distributor shall use the monies paid to it pursuant to paragraph l above to finance any activity primarily intended to result in the sale of Creation Units of each Class of each Series or the provision of investor services, including but not limited to (i) delivering copies of the applicable Fund’s then-current prospectus to prospective purchasers of such Creation Units; (ii) preparing, setting in type, printing and mailing any prospectus, report or other communication to prospective shareholders or authorized participants of the applicable Fund; (iii) marketing and promotional services including advertising; (iv) facilitating communications with beneficial owners of shares of the Class of the Series; and (v) such other services and obligations as are set forth in the Distribution Agreement with respect to the Class of the Series.

3. The Distributor shall report to the Funds at least monthly on the amount and the use of the monies paid to it under the Plan and shall furnish the Boards of Directors of the Funds with such other information as the Boards may reasonably request in connection with the payments made under the Plan and the use thereof by the Distributor in order to enable the Boards to make an informed determination of the amount of the Funds’ payments with respect to each Class of each Series and whether the Plan should be continued with respect to each Class of each Series.

4. The officers of the Funds shall furnish to the Boards of Directors of the Funds, for their review, on a quarterly basis, a written report of the amounts expended under the Plan with respect to each Class of each Series and the purposes for which such expenditures were made.

5. This Plan shall take effect with respect to the shares of a particular Class of a Series as of the effective date set forth on Schedule A (the “Commencement Date”); thereafter, the Plan shall continue in effect with respect to the shares of a particular Class of a Series for a period of more than one year from the Commencement Date only so long as such continuance is specifically approved at least annually by a vote of the Board of Directors of the applicable Fund, and of the non-interested Directors, cast in person at a meeting called for the purpose of voting on such Plan.

6. (a) The Plan may be terminated as to the shares of any particular Class of a Series at any time by vote of a majority of the non-interested Directors or by vote of a majority of the outstanding voting securities of such Class of a Series.

   (b) The Plan may not be amended as to the shares of any particular Class of a Series to increase materially the amount to be spent for distribution pursuant to paragraph l hereof without approval by the shareholders of such Class of the Series.

7. All material amendments to this Plan shall be approved by the non-interested Directors in the manner described in paragraph 5 above.

8. So long as the Plan is in effect, the selection and nomination of the Funds’ non‑interested Directors shall be committed to the discretion of such non-interested Directors.

9. The definitions contained in Sections 2(a)(19) and 2(a)(42) of the 1940 Act shall govern the meaning of “interested person(s)” and “vote of a majority of the outstanding voting securities,” respectively, for the purposes of this Plan. Where the effect of a requirement of the 1940 Act reflected in any provision of this Plan is revised by rule, interpretation, or order of the U.S. Securities and Exchange Commission, such provisions shall be deemed to incorporate the effect of such rule, interpretation, or order.

Approved and Adopted by the Boards of Directors of the Funds as of:

December 16, 2025

Schedule A to the Distribution and Service Plan

Series and Class	Fee Rate (per annum of the average daily net assets of the Series)	Commencement Date
DFA Investment Dimensions Group Inc.
U.S. Large Cap Equity Portfolio: ETF Class shares	0.25%	[___]
U.S. Small Cap Value Portfolio: ETF Class shares	0.25%	[___]
U.S. Targeted Value Portfolio: ETF Class shares	0.25%	[___]
U.S. Core Equity 1 Portfolio: ETF Class shares	0.25%	[___]
U.S. Core Equity 2 Portfolio: ETF Class shares	0.25%	[___]
U.S. Vector Equity Portfolio: ETF Class shares	0.25%	[___]
U.S. Small Cap Portfolio: ETF Class shares	0.25%	[___]
U.S. Micro Cap Portfolio: ETF Class shares	0.25%	[___]
U.S. High Relative Profitability Portfolio: ETF Class shares	0.25%	[___]
DFA Real Estate Securities Portfolio: ETF Class shares	0.25%	[___]
U.S. Large Cap Growth Portfolio: ETF Class shares	0.25%	[___]
U.S. Small Cap Growth Portfolio: ETF Class shares	0.25%	[___]
Dimensional Investment Group Inc.
U.S. Large Company Portfolio: ETF Class shares	0.25%	[___]

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